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                                                                    Exhibit 23.2


         The information in the Prospectus (including, without limitation, financial statements and share data) assumes consummation of a corporate reorganization in which AT Holdings Corporation, a Delaware corporation, will merge with and into Argo-Tech Group, Inc., an Ohio corporation which is currently a wholly owned subsidiary of AT Holdings Corporation. In the reorganization, all shares of AT Holdings Corporation will change into shares of Argo-Tech Group, Inc., which will be the surviving corporation.

         The accompanying consolidated financial statements reflect: (i) reclassification of all classes of common stock into one, (ii) the increase in the number of authorized common shares to 50,000,000 shares, (iii) the 9.2157 for 1 split of common stock, and (iv) the authorization of 5,000,000 non-voting preferred shares, all of which are to be effected immediately prior to the consummation of the offering contemplated by this Registration Statement. The following consent is in the form which will be signed by Deloitte & Touche LLP upon consummation of the above, as described in Note 18 of the notes to consolidated financial statements assuming that from December 12, 1997 to the date of such events no other material events have occurred that would affect the accompanying financial statements or require disclosure therein.



/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
July 17, 1998



                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-56833 of Argo-Tech Group, Inc. (formally AT Holdings Corporation) on Form
S-1 of our report dated December 12, 1997 (           , 1998 as to Note 18)
appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



Cleveland, Ohio
         , 1998